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Exhibit 24.2

PETRO-CANADA

Certified extract of resolutions of the board of directors of Petro-Canada (the "Company").

"BE IT RESOLVED THAT:

each officer and director of the Company who may be required to execute the Registration Statement or any amendments thereto whether for or on behalf of the Company, as an officer or director of the Company or otherwise is authorized to execute a power of attorney appointing Ronald A. Brenneman, Ernest F.H. Roberts, Scott R. Miller, Michael C. Barkwell, Hugh L. Hooker and Wayne R. Pennington and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to such Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof;"

* * *

I, Daryn MacEachern, Assistant Corporate Secretary of Petro-Canada, hereby certify that the above is an extract from resolutions approved by the Board of Directors of Petro-Canada on March 7, 2008, and such resolution (including such extract) is continuing in full force and effect, and unamended.

        DATED at Calgary, Alberta this 31st day of March 2008.

/s/ DARYN MACEACHERN Daryn MacEachern Assistant Corporate Secretary

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  Exhibit 24.2